As filed with the Securities and Exchange Commission on January 17, 2006

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MAXWELL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-2390133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9244 Balboa Avenue

San Diego, California 92133

(858) 503-3300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard D. Balanson

Chief Executive Officer

Maxwell Technologies, Inc.

9244 Balboa Avenue

San Diego, California 92133

(858) 503-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Higgins, Esq.

Afif G. Khoury, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, CA 92130

(858) 350-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	2,543,060 shares	$13.74	$34,941,641.22	$3,738.76

(1)	Please refer to the “Selling Security Holders” section of the prospectus that is a part of this Registration Statement for a description of what comprises the 2,543,060 shares of Common Stock being registered. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares of Common Stock that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee and computed pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant on January 13, 2006 as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated January 17, 2006)

2,543,060 Shares

MAXWELL TECHNOLOGIES, INC.

Common Stock

The selling security holders of Maxwell Technologies, Inc. (“Maxwell,” “we,” or “the Company”) identified on page 16 of this prospectus may offer and resell up to 2,543,060 shares of our common stock, including shares issuable to certain selling security holders (i) upon conversion of certain amended and restated subordinated convertible notes and (ii) upon exercise of certain warrants. We will not receive any proceeds from the sale of shares by the selling security holders. We originally issued the notes and the warrants to the selling security holders in private transactions.

Our common stock is listed on the Nasdaq National Market under the symbol “MXWL.” On January 13, 2006, the last reported sale price of our common stock was $13.77 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated             ,

T ABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

THE COMPANY

We are a developer, manufacturer and marketer of highly reliable, cost-effective energy storage and power delivery solutions. Our products are designed and manufactured to provide failure-free, maintenance-free performance over the life of the applications into which they are integrated. By satisfying the stringent specifications of such high-value applications, we believe that our products will be able to command much higher profit margins than commodity products.

We focus on the following three discrete lines of high-reliability products:

•	Ultracapacitors: Our primary focus, ultracapacitors, are energy storage devices that possess a unique combination of high power density, the ability to rapidly charge and discharge and an extremely long operational life. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including transportation and consumer and industrial electronics.

•	High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•	Radiation-Mitigated Microelectronic Products: Our RADPAK® radiation-mitigated microelectronic products include high-performance, high-density power modules, memory modules and single board computers that incorporate proprietary packaging and shielding technology and novel architecture that enable them to withstand environmental radiation effects and perform reliably in space.

In keeping with this exclusive strategic focus on high-value, high-margin product lines, over the past several years we have exited several non-strategic, low-margin businesses. These efforts culminated in the sale of our Winding Equipment product line in December 2003, and our phase-out of a low-margin magnetics-based power systems product line, which was completed in the first quarter of 2004. As a result of these actions, as well as other divestitures throughout 2002 and 2003, we have reduced operating expenses, improved efficiency and increased our focus on our core high-reliability product lines.

Our executive offices are located at 9244 Balboa Avenue, San Diego, California 92123. Our telephone number is (858) 503-3300.

RECENT DEVELOPMENTS

On December 20, 2005, we issued an aggregate of $25 million in principal amount of subordinated convertible notes due in 2009 in a private placement to an institutional investor. The notes are convertible into shares of common stock at a price of $19.00 per share, subject to adjustment upon specified events, including a price-based weighted average anti-dilution provision, and further subject to adjustment for stock splits, combinations or similar events (the “Conversion Price”). Subject to certain conditions, we can automatically convert the notes into common stock of the Company at the Conversion Price. Unless our shares of common stock trade at or above a weighted-average price of 115% of the then effective Conversion Price, we will be obligated to repay equal portions of the principal amount outstanding under the notes on a quarterly basis beginning two (2) years after the date of original issuance, provided that any holder may defer the receipt of any such payment for a period of up to two (2) years. Upon a change of control, the investors will have certain redemption rights.

As part of the December 20th transaction, we also issued to such investors warrants to purchase up to an additional 394,737 shares of our common stock at a price of $19.00 per share, subject to anti-dilution provisions similar to the provisions set forth in the notes, and further subject to adjustment for stock splits, combinations or similar events. The warrants are exercisable immediately after the closing date of the private placement and expire five years from the date of issuance.

The gross proceeds to us were approximately $23.75 million, or $31.25 million if the warrants are exercised in full. We intend to use the proceeds for working capital and general corporate purposes. We will not receive any proceeds from the selling security holders from the sale of the shares pursuant to this prospectus.

Pursuant to a registration rights agreement dated December 20, 2005, we agreed to register for resale the shares of our common stock issuable upon conversion of the notes and exercise of warrants issued in the private placement. Pursuant to that agreement, we have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part, to register for resale those shares.

For more information regarding these developments, please refer to our Current Reports on Form 8-K filed with the SEC on December 20, 2005.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our business, financial condition and results of operations could be seriously harmed if potentially adverse developments, some of which are described below, materialize and cannot be resolved successfully. In any such case, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also result in decreased revenues, increased expenses or other adverse impacts that could result in a decline in the price of our common stock. You should also refer to the other information set forth in this Registration Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including our financial statements and the related notes.

We have a history of losses and we may not achieve or maintain profitability in the future, which may decrease the market value of our common stock.

We have incurred net losses in our last six fiscal years. We cannot assure you that we will become profitable in the foreseeable future, if ever. Even if we do achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including but not limited to the following:

•	the amounts invested in developing, manufacturing and marketing our products in any period as compared with the volume of sales of those products in the same period;

•	increasing number of competitors and resulting price competition;

•	fluctuations in demand for our products by our OEM customers;

•	the prices at which we sell our products and services as compared with the prices of our competitors and our product costs;

•	the timing of our product introductions may lag behind those of our competitors;

•	inability to manufacture our products at a cost level that supports adequate gross margins; and

•	any negative impacts resulting from acquisitions we have made or may make.

In addition, we incur significant costs developing and marketing products based on new technologies and, in order to increase our market share, we have sold and may sell our products at profit margins below those we ultimately expect to achieve and/or we may significantly reduce the prices of our products and services in a particular quarter or quarters. Presently, we have made a strategic decision to accept certain orders to sell products to a limited number of customers at prices below our manufacturing costs. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors, which may result in a decrease in the market value of our common stock.

A significant portion of our revenues are dependent on a small number of customers.

We expect that a small number of customers will continue to represent a large portion of our revenues for the foreseeable future. As a result, if our relationship with any of our major customers were disrupted, we would lose a significant portion of our anticipated revenues. Factors that could influence our relationships with our customers include:

•	our ability to maintain our products at prices that are competitive with those of other competitive suppliers;

•	our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•	our ability to produce, ship and deliver a sufficient quantity of our products in a timely manner to meet the needs of our customers.

Our large cell ultracapacitors designed for transportation and industrial applications may not gain widespread commercial acceptance, which will adversely impact our revenues and growth opportunities, and our overall business prospects.

We have designed our large cell ultracapacitor products primarily for use in transportation and industrial applications. Currently, most of the major automotive companies are pursuing initiatives to develop alternative power sources for cars and trucks for hybrid drive train power and to augment the current 12-volt electrical system. We believe our ultracapacitors provide an innovative alternative power solution for both of these applications, and we are currently in discussions with several major automotive companies and their suppliers with regard to designing our ultracapacitors into their future products. However, the historic per unit cost of ultracapacitors has prevented ultracapacitors from gaining widespread commercial acceptance. In addition, there are other competing technologies such as advanced batteries, compressed gas and hydrolytic fluids and competing ultracapacitors. We believe that the long-term success of our ultracapacitors will be determined by our ability to reduce the cost of production, outperform the competing technologies and to have our ultracapacitors widely designed into the next generation of the power drive trains in hybrid powered cars and trucks and the first generation of up rated 12 and 42-volt electrical systems. If our ultracapacitors fail to achieve widespread commercial acceptance in this next generation of automotive products, our revenues and growth opportunities will be adversely impacted in future periods and our overall business prospects will be significantly impaired.

We may be unable to produce our large cell ultracapacitors in commercial quantities or reduce the cost of production enough to be commercially viable for widespread application, which will adversely impact our revenues and growth opportunities, and our overall business prospects.

If we are not able to produce large quantities of our large cell ultracapacitors in the near future at a significantly lower per unit cost, our large cell ultracapacitors may not be a commercially viable alternative to traditional or other alternative energy storage and power delivery devices. Although we have been selling a BOOSTCAP® large cell ultracapacitor designed for transportation and industrial applications, we have only produced this ultracapacitor in limited quantities and at a relatively high cost as compared with traditional energy storage and power delivery devices. We are currently investing significant resources in improving the cell design for higher performance at lower cost and in automating and scaling up our manufacturing capacity to permit us to produce ultracapacitors in commercial quantities sufficient to meet the needs of our potential customers. Furthermore, we believe, based on discussions with potential customers in the automotive and transportation industry, that our ultracapacitors will not provide a commercially viable solution for our customers’ needs unless we are able to reduce the per unit cost dramatically below our current per unit cost. If we are not successful in the near future in reducing our cost of production and establishing the capability to produce large quantities of ultracapacitors at a reduced cost, we may not be able to generate commercial acceptance of, and sufficient revenue from, this product to recover our significant investment in the development and manufacturing scale-up of this product and our overall business prospects will be significantly impaired.

We may not be able to continue development of our products or market our products successfully, and thus may not be able to achieve or maintain profitability in the future.

Historically, we relied in part upon government contracts relating to our defense contracting business to fund our research and development, and we have derived a significant portion of our revenues from the government sector. In March 2001, we sold our defense contracting business and we now generate the majority of our revenue from developing, manufacturing and marketing commercial products, many of which have been developed since 2000. If we are unable to continue to develop or to market our products successfully, we may not achieve or maintain profitability in the future.

In recent years, we have introduced many of our products into commercial markets and, upon such introductions, we also must demonstrate our capabilities as a reliable supplier of these products. Some of our products are alternatives to established products or provide capabilities that do not presently exist in the marketplace. Our products are sold in highly competitive and rapidly changing markets. The success of our products is significantly affected by their cost, technology standards, performance and reliability and end-user preferences. In addition, the success of our products depends on a number of factors, including our ability to:

•	hire and maintain an engineering and marketing staff sufficiently skilled to identify and design new products;

•	overcome technical, financial and other risks involved in developing new products based on new technology as well as managing the introduction of those new products and technologies;

•	identify and develop attractive markets for our new products and technologies and accurately anticipate demand;

•	develop appropriate commercial sales and distribution channels;

•	develop and manufacture new products that we can sell at competitive prices, with adequate margins;

•	deliver products that meet our customers’ requirements for quality and reliability;

•	increase our manufacturing capacity and improve manufacturing efficiency to meet our customer demands while maintaining quality;

•	successfully respond to technological changes by improving our existing products and technologies;

•	demonstrate that our products have technological and/or economic advantages over the products of our competitors;

•	successfully respond to competitors that are more experienced, have significantly greater resources and have a larger base of customers; and

•	secure the raw materials required at the prices necessary to manufacture and deliver competitive products. If the supply of a commodity raw material changes or is interrupted, we may not be able to build our products or if we can build our products, we may be unable to sell our products profitably at competitive prices with adequate margins.

We may not be able to obtain sufficient capital to meet potential customer demand or corporate needs, which could require us to change our business strategy and result in decreased profitability and a loss of customers.

We recently raised $25 million through the private placement of subordinated convertible notes. In the future we may need additional capital for a number of purposes, including the following:

•	to meet potential volume production requirements for several of our product lines, in particular our ultracapacitors, which require high-speed automated production lines to achieve targeted customer volume and price requirements;

•	to expand our manufacturing capabilities and develop viable out-source partners and other production alternatives;

•	to fund our continuing expansion into commercial markets and compete effectively in those markets;

•	to develop new technology and cost effective solutions in our business;

•	to maintain and enhance our competitive position; and

•	to acquire new or complementary businesses, product lines and technologies.

If adequate funds are not available when needed, we may be required to change or delay our planned growth, which could result in decreased revenues, profits and a loss of customers. The issuance of additional shares will result in dilution of our current stockholders. Further, if additional financing is accomplished by the issuance of debt, the service cost, or interest, will reduce net income or increase net losses and may also require the issuance of warrants to purchase shares of common stock.

We may experience difficulty manufacturing our products, which would prevent us from achieving increased sales and market share.

We may experience difficulty in manufacturing our products in increased quantities, outsourcing the manufacturing of our products and improving our manufacturing processes. If we are unable to manufacture our products in increased quantities, or if we are unable to outsource the manufacturing of our products or improve our manufacturing processes, we may be unable to increase sales and market share for our products and could also lose existing customers. We have limited experience in manufacturing our products in high volume and, therefore, it may be difficult for us to achieve the following results:

•	increase the quantity of the new products we manufacture while maintaining quality, especially those products that contain new technologies;

•	reduce our manufacturing costs to a level needed to produce adequate profit margins and avoid losses on committed sales agreements currently priced at below our product costs; and

•	design and procure additional automated manufacturing equipment.

It may also be difficult for us to solve management, technological, engineering and other problems, which may arise in connection with our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of high quality materials and components and shortages of qualified management and other personnel. In addition, we may elect to have some of our products manufactured by third parties. If we outsource the manufacture of our products, we will face risks with respect to quality assurance, cost and the absence of close engineering support.

If we are unable to secure qualified and adequate sources for our materials, components and sub-assemblies, we may not be able to make our products at competitive costs and we may have difficulty meeting customer demand, which could damage our relationships with our customers.

Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices that enable us to make our products at competitive costs. Some of our suppliers are currently the sole source of one or more items that we need to manufacture our products. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our business and results of operations, and damage customer relationships. Upon occasion, we have experienced difficulty in obtaining timely delivery of supplies from outside suppliers, which has adversely affected our delivery time to our customers. There can be no assurance that such supply problems will not recur.

Our product lines may be subject to increased or intense competition, and this may adversely affect our ability to maintain our gross margins. If our competitors develop and commercialize products faster than we do, or commercialize products that are superior to our products, our commercial opportunities will be reduced or eliminated.

The extent to which any of our products achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in our markets is intense and has been accentuated by the rapid pace of technological development. Our competitors include large fully-integrated electronics companies. We may not be able to develop, fund or invest in one or more of our product lines to the same degree as our competitors do, or we may not be able to do so in a timely manner or at all. Many of these entities have substantially greater research and development capabilities and financial, manufacturing, technological, marketing and sales resources than we do, as well as more experience in research and development, product testing, manufacturing, marketing and sales. These organizations also compete with us to:

•	attract parties for collaborations or joint ventures;

•	license the proprietary technology that is competitive with our technology; and

•	attract and hire scientific and engineering talent.

Our competitors may succeed in developing and commercializing products earlier than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our sales and revenue would suffer and we may not ever become profitable.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components, or if our OEM customers’ sales timing and volume fluctuates, it could prevent us from achieving our sales and market share goals.

Sales to a relatively small number of OEM customers, as opposed to direct retail sales to customers, make up a large portion of our revenues. For example, one customer, ABB Ltd., accounted for approximately 24% of revenues in the third quarter of 2005. Our ability to make sales to OEM customers depends on our ability to compete effectively, primarily on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products of our OEM customers. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it could prevent us from achieving our sales targets and negatively impact our market share. Our OEM customers typically require a long development and engineering process before incorporating our products and services into their systems and products. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. If we are not aware of an OEM’s product development schedule, or if we cannot provide components or technologies when they develop their products, we may miss a sales opportunity that may not reappear for some time.

We might be faced with product liability or warranty claims, either directly or indirectly through our customers, and we have limited historical experience with some of our products as to our potential liability.

We offer our customers a warranty for our products. Any defects that may occur in our products could, in turn, lead to defects in our customers’ products that incorporate our products. The occurrence of defects in our products could give rise to warranty claims against us or to liability for damages. Such defects could also lead to liability for consequential damages. Defects in our products could, moreover, impair the market’s acceptance of our products. Any of these events could have a material adverse effect on our business and financial condition. We have limited historical experience with some of our products in evaluating the potential liability that could be created by claims under our warranty. If the claims made under such warranty exceed expected levels against which we have reserved, our results of operations and financial condition could be materially adversely affected. Additionally, warranty periods in some international locations are mandated by law. Changes in such laws will affect our warranty reserves.

Unfavorable economic conditions in the U.S. and abroad may adversely affect our OEM customers and prevent us from achieving sales growth.

Many of our new products are components designed to be integrated into new products and systems to be introduced to the marketplace by our OEM customers. Unfavorable economic conditions in 2003 and 2004, for example, slowed capital spending on U.S. electric utility infrastructure and delayed the introduction of certain new products by our OEM customers. A repeat of such unfavorable economic conditions may adversely affect our ability to market and sell our new products in the future.

A prolonged economic downturn could materially harm our business.

Any negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a decrease in capital spending in many of the markets we serve. In particular, a downward cycle affecting the technology, automotive and industrial, and military and aerospace markets would likely result in a reduction in demand for our products. In addition, if our customers’ own markets and financial performance decline, we may not be able to collect outstanding amounts due to us. Any of these circumstances could harm our consolidated financial position, results of operations and cash flows.

If we are unable to protect our intellectual property adequately, such as in the Peoples Republic of China (PRC), we could lose our competitive advantage in the industry segments in which we do business.

Our success depends on establishing and protecting our intellectual property rights. If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the industry segments in which we do business. Although we try to protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, these steps may not prevent infringement, misappropriation or other misuse by third parties. We have taken steps to protect our intellectual property rights under the laws of certain foreign countries, but our efforts may not be effective to the extent that foreign laws are not as protective as the laws of the U.S. For example, we have licensed the rights to manufacture and market our patented ultracapacitor technology in the PRC to a company located in the PRC. Patent and other intellectual property rights receive substantially less protections in the PRC than is available in the United States. In addition, we face the possibility that third parties might “reverse engineer” our products to discover how they work and introduce competing products, or that third parties might independently develop products and intellectual property similar to ours.

We have increased our emphasis on protecting our technologies and products through patents. Our success depends on maintaining our patents, adding to them where appropriate, and developing products and applications without infringing the patent and proprietary rights of others. The following risks, among others, are involved in protecting our patents:

•	our patents may be circumvented or challenged and held unenforceable or invalid;

•	our pending or future patent applications, if any, may not be issued in a timely manner and may not provide the protections we seek; and

•	others may claim rights in the patented and other proprietary technology that we own or license.

If our patents are invalidated or if it is determined that we, or the licensor of the patent, do not hold sole rights to the patent, we could lose our competitive advantage in the industry segments in which we do business.

Competing research and patent activity in our product areas is substantial. Conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that our products or proprietary rights infringe on third party rights, infringement claims could be asserted against us in the future. Also, we may not be able to stop a third party product from infringing on our proprietary rights without litigation. If we are subject to such claims, or if we are forced to bring such claims, we could face time-consuming, costly litigation that may result in product shipment delays and possible damage payments or injunctions that could prevent us from making, using or selling infringing products. In addition, such litigation could increase our operating expenses and adversely impact our operating results. We may also be required to enter into royalty or licensing agreements on unfavorable terms as part of a judgment or settlement which could have a negative impact on the amount of revenue derived from our products or proprietary rights.

Our ability to enter into successful alliances or other strategic arrangements may affect our success.

Our growth and success will be dependent to a substantial extent on our reputation. Since we anticipate licensing our technology to others, our reputation may be affected by the performance of the companies to which we license our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. For example, we granted an exclusive license to YEC to manufacture and sell our BOOSTCAP® products in China and to sell to other mutually agreed customers elsewhere in Asia. As a result, we will be wholly dependent on the success of the licensee for success with respect to any exclusive use or geographical area. As with YEC, we anticipate that future alliances may be with foreign partners or entities. As a result, such future alliances may be subject to the political climate and economies of the foreign countries where such partners reside and operate. We cannot assure you that our alliance partners or other partners will provide us with the support we anticipate, that any of the alliances or other relationships will be successful in developing our technology for use with their intended products, or that any of the alliances or other relationships will be successful in manufacturing and marketing their technologies for such products once developed. Any of our international operations will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign entity with which we have an affiliation operates or is located. Certain provisions of the alliance agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. Failure of these alliances to be successful could have a material adverse effect on our business and prospects.

We face risks associated with the marketing, distribution and sale of our products internationally and, if we are unable to manage these risks effectively, it could impair our ability to increase sales.

We derive a significant portion of our revenues from sales to customers located outside the U.S. We expect our international sales to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks, such as foreign government regulations, export controls, changes in tax laws, tax treaties, tariffs, freight rates and timely and accurate financial reporting from our international subsidiary. Additionally, as a result of our international operations and related revenue generated outside of the U.S., the dollar amount of our current and future revenues, expenses and debt may be materially affected by fluctuations in foreign currency exchange rates.

Similarly, assets or liabilities of our consolidated subsidiary that are not denominated in its functional currency are subject to effects of currency fluctuations, which may affect our reported earnings. If we are unable to manage these risks effectively, it could impair our ability to increase international sales.

We have substantial operations in Switzerland. Having substantial international operations increases the difficulty of managing our financial reporting and internal controls and procedures. In addition, to the extent we are unable to respond to political, economic and other conditions in these countries effectively, our business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could increase our tax rates.

An ongoing contract department audit by the Defense Department could result in charges to our earnings and have a negative effect on our cash position and we may be subject to additional future audits.

The Defense Department’s auditing service is auditing a contract entered into in 1995 and completed in 1999 by a company we purchased. We have requested a release of liability from the prime contractor. There is no assurance that such a release will be obtained and that we will not incur some liability.

If we are unable to retain key personnel, we could lose our technological and competitive advantage in some product areas and business segments.

Since many of our products employ emerging technologies, our success depends upon the continued service of our key technical and senior management personnel. Some of our engineers are the key developers of our products and technologies and are recognized as leaders in their area of expertise. The loss of such engineers could threaten our technological and competitive advantage in some product areas and product lines.

Our performance also depends on our ability to identify, hire, train, retain and motivate qualified personnel, especially key operations executives and highly skilled engineers. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel in a highly competitive employment market. Our employees may terminate their employment with us at any time. Recently two of our senior executives have left the Company.

Our ability to increase market share and sales depends on our ability to hire, train and retain qualified marketing and sales personnel.

Because many of our products are new, we have limited experience marketing and selling them. To sell our products, our marketing and sales personnel must demonstrate the advantages of our products over the products offered by our competitors, and we must be able to demonstrate the value of new technology in order to sell new products to existing and new customers. The highly technical nature of the products we offer requires that we attract and retain qualified marketing and sales personnel, and we may have difficulty doing that in a highly competitive employment market. Also, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives and depend upon their efforts to sell our products. Our arrangements with outside distributors and sales representatives may not be successful.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, redundancy and backup our internal information technology networking systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Additionally, from time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruption to our business including our ability to report operating results on a timely basis.

If the investors in our December 2005 financing convert their notes or exercise their warrants, it will have a dilutive effect upon our stockholders.

As described in “Recent Developments” above, in December 2005 we issued notes and warrants to an institutional investor. Pursuant to the terms of the notes, the holders of such notes may convert the notes into shares of common stock at any time prior to their maturity at the Conversion Price, subject to adjustment upon specified events, including a price-based weighted average anti-dilution provision, and further subject to adjustment for stock splits, combinations or similar events specified in the notes. Subject to certain conditions, we can automatically convert the notes into common stock of the Company at the Conversion Price. Unless our shares of common stock trade at or above a weighted-average price of 115% of the then effective Conversion Price, we will be obligated to repay equal portions of the principal amount outstanding under the notes on a quarterly basis beginning two (2) years after the date of original issuance, provided that any holder may defer the receipt of any such payment for a period of up to two (2) years. As part of the transaction, we also issued to such investor warrants to purchase up to an additional 394,737 shares of our common stock at the Conversion Price, subject to anti-dilution provisions similar to the provisions set forth in the notes, and further subject to adjustment for stock splits, combinations or similar events. The warrants are exercisable immediately after the closing date of the private placement and expire five (5) years from the date of issuance. If the investor converts the notes or exercises the warrants, we will issue shares of our common stock and such issuances will be dilutive to our stockholders. Because the Conversion Price may be adjusted from time to time in accordance with the provisions of the notes and the warrants, the number of shares that could actually be issued may be greater than the amount described above. In addition, if such institutional investor or our other stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

We substantially increased our outstanding indebtedness with the issuance of certain subordinated convertible notes and we may not be able to pay our debt and other obligations.

As described in “Recent Developments” above, in December 2005 we issued notes in the aggregate principal amount of $25 million in a private placement to an institutional investor. The notes accrue interest at a per annum rate equal to the Federal Fund Rate (as defined in the notes) plus 1.125%, subject to adjustment, with accrued interest payable quarterly in arrears in cash. By issuing the notes we increased our indebtedness substantially. In addition, the holder of the notes has imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments. Upon a change of control (as defined in the notes), the holder of the notes will have certain redemption rights. An event of default would occur under the notes for a number of reasons, including our failure to pay when due any principal, interest or late charges on the notes, certain defaults on our indebtedness, certain events of bankruptcy and our breach or failure to perform certain representations and obligations under the notes. Upon the occurrence of an event of default, our obligations under the notes may become due and payable in accordance with the terms thereof.

As a result, the issuance of the notes may or will:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

•	make it more difficult for us to be acquired;

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

•	limit our flexibility in planning for, or reacting to, changes in our business; and

•	make us more vulnerable in the event of a downturn in our business or industry conditions.

If we are unable to satisfy our payment obligations under the notes or otherwise are obliged to repay the notes prior to the due date, we could default on such notes, in which case our available cash could be depleted, perhaps seriously, and our ability to fund operations could be materially harmed.

Changes in financial accounting standards related to stock option expenses are expected to have a significant adverse effect on our reported results.

The Financial Accounting Standards Board (FASB) recently issued a revised standard that requires that we record compensation expense in our statement of operations for employee stock options using the fair value method. The adoption of the new standard is expected to have a significant adverse effect on our reported earnings, although it will not affect our cash flows, and may adversely impact our ability in the future to provide accurate guidance on future financial results due to the variability of the factors used to establish the value of stock options.

Future changes in financial accounting standards or practices may cause adverse unexpected revenue or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating significant additional expenses and uncertainty for public companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, significantly increased general and administrative expenses and diversion of management time to such compliance activities. Our recent efforts to comply with section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations have required a significant effort of the company and its available resources, and resulted in significant cost to us. These efforts are increased because of our substantial international operations. We are continuing to make progress on our disclosure controls and procedures.

Anti-takeover provisions in our certificate of incorporation and bylaws could prevent certain transactions and could make a takeover more difficult.

Some provisions in our certificate of incorporation, bylaws and the notes issued in the December 20th transaction could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered board of directors, which means that our directors are divided into three classes. The directors in each class are elected to serve three year terms. Since the three year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. In addition, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell. Furthermore, pursuant to the notes issued in the December 20th transaction, upon a change of control (as defined in the notes), the holder of the notes will have certain redemption rights.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation, bylaws the notes could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that some, or a majority, of our stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

Our common stock experiences limited trading volume and our stock price has been volatile.

Our common stock is traded on the NASDAQ National Market. The trading volume of our common stock each day is relatively low. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe that factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. These fluctuations, as well as general economic conditions such as recessions or higher interest rates, may adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Maxwell that are based on the beliefs of the management of Maxwell as well as assumptions made by and information currently available to the management of Maxwell. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Maxwell as of the date of this prospectus and they involve many risks and uncertainties, such as those described above. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders upon the offer and sale of their shares. See “Selling Security Holders” and “Plan of Distribution” described below.

SELLING SECURITY HOLDERS

Up to 2,543,060 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	120% of 1,724,479 shares of common stock initially issuable upon conversion of the principal and interest under the notes; and

•	120% of 394,737 shares of common stock initially issuable upon exercise of the warrants.

The shares of common stock being offered by the selling security holders are issuable upon conversion of the notes and upon exercise of the warrants. For additional information regarding the issuance of those notes and warrants, see “Recent Developments” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the notes and warrants issued pursuant to the Securities Purchase Agreement dated December 20, 2005, the selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by each selling security holder, based on its ownership of the notes and the warrants, as of January 17, 2006, assuming conversion of all such notes and exercise of such warrants held by the selling security holders on that date, without regard to any limitations on conversion or exercise.

The third column lists the shares of common stock which may be offered by this prospectus by the selling security holders.

In accordance with the terms of the registration rights agreement with the selling security holders, this prospectus generally covers the resale of 120% of the sum of (i) the number of shares of common stock initially issuable upon conversion of the principal and interest underlying the notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of common stock initially issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the principal and interest underlying the notes and the exercise price of the warrants may be adjusted from time to time in accordance with the provisions of the notes and the warrants, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling security holder may not convert the notes or exercise the warrants to the extent such conversion or exercise would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares Owned Prior to the Offering (1)(2)	Maximum Number of Shares Which May Be Sold Pursuant to This Prospectus (3)	Number of Shares Owned After Offering
Castlerigg Master Investments Ltd. (4)	1,710,526	2,543,060	—
TOTAL	1,710,526	2,543,060	—

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. The shares listed in this column include shares underlying the notes and shares underlying the warrants acquired in December 2005, in each case, which the selling security holders have the right to acquire within 60 days of January 17, 2006. Unless otherwise indicated, the selling security holder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders.

(2)	Assumes the full conversion of the principal underlying holder’s note at a conversion price of $19.00 and the full exercise of the holder’s warrant. Pursuant to Rule 416 of the Securities Act, this registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(3)	The number of shares to be sold by the selling security holders is based on 120% of the estimated number of shares of our common stock issuable to the selling security holders upon conversion of the notes and the interest accrued thereon and upon exercise of the related warrants (assuming for purposes of such calculation, that such notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part).

(4)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of such notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the notes or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $128,738.76 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule, Schedule II, Valuation and Qualifying Accounts, incorporated by reference in this prospectus from Maxwell’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule as of and for the year ended December 31, 2003, incorporated in this prospectus by reference from Maxwell Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The 2002 consolidated financial statements and schedule of Maxwell Technologies, Inc. appearing in Maxwell Technologies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WH ERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. You may read and copy any document that we file at the SEC’s public reference room in Washington, D.C located at 100 F Street, N.E., Room 1580. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, or at our website at http://www.Maxwell.com.

•	STOCK MARKET. The common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

•	INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

—	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

—	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed on May 5, 2005.

—	Our Current Report on Form 8-K dated May 5, 2005 filed on May 9, 2005.

—	Our Current Report on Form 8-K dated June 8, 2005 filed on June 10, 2005.

—	Our Current Report on Form 8-K dated June 23, 2005 filed on June 24, 2005.

—	Our Current Report on Form 8-K dated July 14, 2005 filed on July 18, 2005.

—	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 filed on August 8, 2005.

—	Our Current Report on Form 8-K dated August 8, 2005 filed on August 10, 2005.

—	Our Current Report on Form 8-K dated August 16, 2005 filed on August 19, 2005.

—	Our Current Report on Form 8-K dated and filed on November 3, 2005.

—	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 filed on November 11, 2005.

—	Our Current Report on Form 8-K dated December 20, 2005 filed on December 21, 2005.

—	The description of our common stock contained in our Registration Statement on Form 8-A12B filed on November 18, 1999 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

You may request free copies of these filings by writing or telephoning us at the following address:

Maxwell Technologies, Inc.

9244 Balboa Avenue

San Diego, CA 92123

Attention: Investor Relations

Telephone: (858) 503-3233

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Amount To Be Paid by Registrant
SEC registration fee	$3,738.76
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$45,000.00
Miscellaneous expenses	$5,000.00
Total	$128,738.76

Item 15. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful”. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Maxwell’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Maxwell’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Maxwell if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Maxwell, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Maxwell has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Maxwell’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Maxwell carries officer and director liability insurance with respect to certain matters, including matters arising under the 1933 Securities Act, as amended.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Description of Document

4.4	(a)	Registration Rights Agreement, dated as of December 20, 2005 between Maxwell Technologies, Inc. and the buyers named therein.

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1		Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm

23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.4		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1		Power of Attorney (see page II-4 of this Form S-3).

(a)	Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on January 17, 2006.

MAXWELL TECHNOLOGIES, INC.

By:	/S/ RICHARD D. BALANSON
Richard D. Balanson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Richard D. Balanson and Tim T. Hart, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ RICHARD D. BALANSON Richard D. Balanson	President and Chief Executive Officer (Principal Executive Officer)	January 17, 2006

/S/ TIM T. HART Tim T. Hart	Vice President, Finance, Treasurer, Corporate Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2006

/S/ CARLTON J. EIBL Carlton J. Eibl	Director	January 17, 2006

/S/ MARK ROSSI Mark Rossi	Director	January 17, 2006

/S/ JEAN LAVIGNE Jean Lavigne	Director	January 17, 2006

/S/ ROBERT GUYETT Robert Guyett	Director	January 17, 2006

/S/ JOSÉ CORTES José Cortes	Director	January 17, 2006

/S/ THOMAS RINGER Thomas Ringer	Director	January 17, 2006

/S/ EDWARD CAUDILL Edward Caudill	Director	January 17, 2006

EXHIBIT INDEX

Exhibit Number		Description of Document

4.4	(a)	Registration Rights Agreement, dated as of December 20, 2005 between Maxwell Technologies, Inc. and the buyers named therein.

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1		Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm

23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.4		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1		Power of Attorney (see page II-4 of this Form S-3).

(a)	Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005.